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                                                                   EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)

                            Nine Months Ended
                              September 30,                          Year Ended December 31,
                        -------------------------  ----------------------------------------------------------
                        Proforma                   Proforma
                          2002     2002     2001     2001      2001      2000     1999       1998       1997
                        -------- -------  -------  --------  --------  -------  -------  --------     -------
Net Income............. $19,963  $21,500  $45,599  $ 51,333  $ 53,171  $28,749  $19,105  $(19,034)    $18,133
Cumulative effect of
 accounting change.....      --       --    1,522        --     1,522       --       --        --          --
Provision for Income
 taxes.................  12,773   13,757   29,623    32,275    34,388   16,765    5,332    (7,075)     12,280
Fixed charges (see
 below)................  18,128   16,428   15,417    24,230    20,707   19,806   18,588    11,971       7,671
Interest capitalized...  (1,513)  (1,873)  (2,369)   (2,100)   (3,145)  (3,818)  (3,592)   (3,056)     (2,462)
                        -------  -------  -------  --------  --------  -------  -------  --------     -------
Total adjusted earnings
 available for payment
 of fixed charges...... $49,351  $49,812  $89,792  $105,738  $106,643  $61,502  $39,433  $(17,194)    $35,622
                        =======  =======  =======  ========  ========  =======  =======  ========     =======
Ratio of earnings to
 fixed charges.........     2.7      3.0      5.8       4.4       5.2      3.1      2.1       --  (1)     4.6
Fixed Charges..........
   Interest expense.... $16,487  $14,427  $12,942  $ 21,979  $ 17,411  $15,885  $14,912  $  8,828     $ 5,113
   Interest
    capitalized........   1,513    1,873    2,369     2,100     3,145    3,818    3,592     3,056       2,462
   Rental expense
    representative of
    interest factor....     128      128      106       151       151      103       84        87          96
                        -------  -------  -------  --------  --------  -------  -------  --------     -------
   Total fixed
    charges............ $18,128  $16,428  $15,417  $ 24,230  $ 20,707  $19,806  $18,588  $ 11,971     $ 7,671
                        =======  =======  =======  ========  ========  =======  =======  ========     =======
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(1) In the year ended December 31, 1998, total fixed charges exceeded total adjusted earnings available for payment of fixed charges by $29,165,000.